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                                                                  EXHIBIT (b)(3)

                                                                    CONFIDENTIAL

                      SECOND AMENDMENT TO CREDIT AGREEMENT

         THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this "Second Amendment"), made effective as of the 17th day of March, 2004 (the "Second Amendment Effective Date"), by and between SNYDER ASSOCIATED COMPANIES, INC., a Pennsylvania corporation (the "Borrower") and CITIZENS BANK OF PENNSYLVANIA, a Pennsylvania state chartered bank (the "Lender").

                                   BACKGROUND

         A. The Borrower and the Lender are parties to that certain Credit Agreement dated as of November 15, 2002, as amended by that certain First Amendment to Credit Agreement dated as of November 14, 2003 (as amended, the "Credit Agreement") pursuant to which the Lender has made Revolving Credit Loans available to the Borrower in an aggregate amount outstanding at any time not to exceed $15,000,000.

         B. The Borrower has requested the Lender to further amend the Credit Agreement to increase the maximum amount of Revolving Credit Loans permitted to be outstanding at any time to $25,000,000 and to make certain other changes to the Credit Agreement, and the Lender is willing to do so upon the terms and conditions set forth in this Second Amendment.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, covenant and agree as follows:

SECTION 1. USE OF TERMS; RECITALS

         1.1 Capitalized terms used herein (including the Background above) shall have the same meaning ascribed thereto in the Credit Agreement as amended hereby unless otherwise specified herein.

         1.2 The Borrower acknowledges that the recitals set forth above in the Background ABOVE are true and correct and are incorporated herein by reference.

SECTION 2. AMENDMENTS TO THE CREDIT AGREEMENT

         2.1 The following definitions set forth in Section 1.01 of the Credit Agreement are amended and restated in their entirety to read as follows:

                  "Revolving Credit Commitment" means the obligation of the Lender to make Revolving Credit Loans available to the Borrower in the maximum aggregate principal amount of Twenty Five Million Dollars ($25,000,000.00) MINUS all L/C Obligations.

                  "Revolving Credit Note" shall mean the Amended and Restated Revolving Credit Note dated March 17, 2004 in the original principal amount of Twenty Five Million Dollars ($25,000,000.00) issued by the Borrower to the Lender, in form and substance satisfactory to the Lender, together with any and all amendments, restatements, extensions, renewals, refinancings, or refundings in whole or in part thereof, such note being an amendment and restatement, AND NOT A NOVATION OR SATISFACTION, of that certain Revolving Credit Note dated November 15, 2002 issued by the Borrower to the Lender in the original principal amount of Fifteen Million Dollars ($15,000,000.00).

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         2.2      The following definitions are added to Section 1.01 of the
Credit Agreement in their appropriate alphabetical order:

                  "Issue" means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, or otherwise amend such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

                  "Issuance Date" shall have the meaning set forth in Section
         2.08 of the Agreement.

                  "L/C Amendment Application" means an application form for amendment of outstanding standby or commercial documentary letters of credit as shall at any time be in use at the Lender.

                  "L/C Application" means an application form for issuances of standby or commercial documentary letters of credit as shall at any time be in use at the Lender.

                  "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a borrowing of Revolving Credit Loans.

                  "L/C Commitment" means the commitment of the Lender to Issue Letters of Credit from time to time under the Agreement in an aggregate outstanding amount at any time not to exceed on any date the lesser of
         (i) Ten Million Dollars ($10,000,000.00), and (ii) the Revolving Credit Commitment minus the aggregate principal amount of Revolving Credit Loans then outstanding; it being understood that that the L/C Commitment is a part of the Revolving Credit Commitment, rather than a separate, independent commitment.

                  "L/C Obligations" means at any time the sum of, without duplication, (i) the aggregate undrawn Stated Amount of all Letters of Credit then outstanding, PLUS (ii) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings, PLUS (iii) the aggregate amount of the Borrower's unpaid obligations in respect to all Letters of Credit (whether or not outstanding) under this Agreement and the L/C-Related Documents, including any indebtedness, liability or obligation of any kind whatsoever, however arising, whether present or future, related or unrelated, fixed or contingent, or paid, incurred, or arising in connection with any Letters of Credit (including any drafts or acceptances thereunder), all amounts charged or chargeable to the Borrower or by the Lender (or by any correspondent bank which opens, issues or is involved with such Letter of Credit), including any and all charges, expenses, fees and commissions, and all duties and taxes and costs of insurance which may pertain either directly or indirectly to such Letter of Credit.

                  "L/C-Related Documents" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any standard form documents used by the Lender for letter of credit issuances.

                  "Letter of Credit" means any letter of credit (whether a standby letter of credit or a merchandise letter of credit) Issued by the Lender.

                  "Letter of Credit Fees" shall have the meaning set forth in
         Section 2.13 of the Agreement.

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                  "Stated Amount" means the stated or face amount of a Letter of
         Credit to the extent available at the time for drawing (subject to presentment of all required items), as the same may be increased or decreased from time to time in accordance with the terms of such Letter of Credit.

         2.3      New Sections 2.08, 2.09, 2.10, 2.11, 2.12 and 2.13 are added reading as follows:

                  2.08 LETTER OF CREDIT SUBFACILITY. (a) Subject to the conditions and on the terms hereinafter set forth in this Agreement, and in reliance upon the representations and warranties of the Borrower contained in Article III, the Lender agrees (i) from time to time on any Business Day, during the period from the Closing Date to the day which is five (5) Business Days prior to the Termination Date, to issue Letters of Credit for the account of the Borrower in an aggregate Stated Amount at any one time that, together with the aggregate Stated Amount of all other outstanding Letters of Credit issued pursuant hereto, does not exceed the L/C Commitment, and to amend or renew Letters of Credit previously issued by it, and (ii) to honor drafts under Letters of Credit; provided, that the Lender shall not be obligated to Issue any Letter of Credit if as of the date of Issuance of such Letter of Credit (the "Issuance Date") and after giving effect to such Issuance (A) the aggregate outstanding Revolving Credit Loans exceed the Revolving Credit Commitment, or (B) the outstanding L/C Obligations exceeds the L/C Commitment. If on any date the outstanding L/C Obligations of L/C Obligations exceeds the L/C Commitment, the Borrower shall immediately, without further notice or demand by the Lender, prepay the outstanding principal amount of the Revolving Credit Loans by an amount equal to the applicable excess. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

                           (b) The Lender is under no obligation to, and shall not, Issue any Letter of Credit if:

                                    (i)      any order, judgment or decree of
                  any Official Body or arbitrator shall by its terms purport to enjoin or restrain the Lender from Issuing such Letter of Credit, or any requirement of Law applicable to the Lender or any request or directive (whether or not having the force of Law) from any Official Body with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it;

                                    (ii)     on or prior to the Business Day
                  prior to the requested date of Issuance of such Letter of Credit, one or more of the applicable conditions contained in
                  Section 4.02 of the Agreement is not then satisfied as though a Revolving Credit Loan was then to be made;

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                                    (iii)    the expiration date of any
                  requested Letter of Credit is (A) more than one year after the date of Issuance, unless the Lender has approved such expiration date in writing, or (B) after the date that is six
                  (6) months after the Expiration Date, unless the Lender has approved such expiration date in writing;

                                    (iv)     any requested Letter of Credit does
                  not provide for drafts, or is not otherwise in form and substance acceptable to the Lender, or the Issuance of a Letter of Credit shall violate any applicable policies of the Lender; or

                                    (v)      such Letter of Credit is to be
                  denominated in a currency other than U.S. dollars.

                  2.09     ISSUANCE, AMENDMENT AND RENEWAL OF LETTERS OF CREDIT.
         (a) Each Letter of Credit shall be issued upon the written request of the Borrower received by the Lender at least three (3) Business Days (or such shorter time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an L/C Application (or such other form as shall be acceptable to the Lender), and shall specify in form and detail satisfactory to the Lender: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiration date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder;
         (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Lender may require.

                           (b) Unless such issuance is not then permitted under Section 2.08(b) of the Agreement, the Lender shall, subject to the terms and conditions hereof, issue a Letter of Credit for the account of the Borrower on the requested Issuance Date in accordance with the Lender's usual and customary business practices.

                           (c) From time to time while a Letter of Credit is outstanding and prior to the Expiration Date, the Lender may, upon the written request of the Borrower received by the Lender at least three (3) Business Days (or such shorter time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Lender: (i) the Letter of Credit to be amended;
         (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Lender may require. The Lender shall be not amend any Letter of Credit if (x) the Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of the Agreement; or (y) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

                           (d) The Lender agrees that, while a Letter of Credit is outstanding and prior to the Expiration Date, at the option of the Borrower and upon the written request of the Borrower received by the Lender at least three (3) Business Days (or such shorter time as the Lender may agree in a particular instance in its sole discretion) prior to

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         the proposed date of notification of renewal, the Lender shall be entitled to authorize the automatic renewal of any Letter of Credit issued by it. Each such request for renewal of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Lender: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiration date of the Letter of Credit; and (iv) such other matters as the Lender may require. The Lender shall be under no obligation so to renew any Letter of Credit if (x) the Lender would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of the Agreement; or (y) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Lender that such Letter of Credit shall not be renewed, and if at the time of renewal the Lender would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this Section upon the request of the Borrower but the Lender shall not have received any L/C Amendment Application from the Borrower with respect to such renewal or other written direction by the Borrower with respect thereto, the Lender shall nonetheless be permitted to allow such Letter of Credit to renew, and the Borrower and the Lender hereby authorize such renewal, and, accordingly, the Lender shall be deemed to have received an L/C Amendment Application from the Borrower requesting such renewal.

                           (e) This Agreement shall control in the event of any irreconcilable conflict with any L/C-Related Document (other than a Letter of Credit).

                  2.10 DRAWINGS AND REIMBURSEMENTS. (a) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Lender will promptly notify the Borrower. The Borrower shall reimburse the Lender prior to 11:00 a.m. (prevailing time in Pittsburgh, Pennsylvania), on each date that any amount is paid by the Lender under any Letter of Credit (each such date being an "Honor Date"), in the amount so paid by the Lender. In the event the Borrower fails to reimburse the Lender in the full amount of any drawing under any Letter of Credit by 11:00 a.m. (prevailing time in Pittsburgh, Pennsylvania) on the Honor Date, the Borrower shall be deemed to have requested that a Revolving Credit Loan in an amount equal to such unreimbursed amount be made by the Lender to be disbursed on the Honor Date under such Letter of Credit to be applied by the Lender for such reimbursement, subject to the limitations on Revolving Credit Loans set forth in Section 2.01(a) and Section 4.02 of the Agreement.

                           (b) With respect to any unreimbursed drawing that is not converted into a Revolving Credit Loan to the Borrower because of the Borrower's failure to satisfy the conditions set forth in Section 4.02 of the Agreement or for any other reason, the Borrower shall be deemed to have incurred from the Lender an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

                  2.11 ROLE OF THE LENDER. (a) The Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight draft, other documents and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document (other than to determine that the sight draft, other documents and

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         certificates required to be delivered substantially comply on their face with the requirements of the applicable Letter of Credit).

                           (b) The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Lender-Related Person, nor any of the respective correspondents, participants or assignees of the Lender, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.12 of the Agreement; provided, however, anything in such clauses to the contrary notwithstanding, that the Borrower may have a claim against the Lender, and the Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Lender's willful misconduct or gross negligence or the Lender's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft, other documents and certificates strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

                  2.12 OBLIGATIONS ABSOLUTE. The obligations of the Borrower under this Agreement and any L/C-Related Document to reimburse the Lender for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving Credit Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of the Agreement and each such other L/C-Related Document under all circumstances, including the following:

                                    (i)      any lack of validity or
                  enforceability of the Agreement or any L/C-Related Document;

                                    (ii)     any change in the time, manner or
                  place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of such obligation;

                                    (iii)    the existence of any claim,
                  set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

                                    (iv)     any draft, demand, certificate or
                  other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the

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                  transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

                                    (v)      any payment by the Lender under any
                  Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Lender under any Letter of Credit to any Person who is a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any proceeding with respect to the Borrower described in Section 7.01(m) of the Agreement;

                                    (vi)     any exchange, release or
                  non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Borrower in respect of any Letter of Credit; or

                                    (vii)    any other circumstance or happening
                  whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor;

         provided, however, the foregoing shall not be construed to restrict or otherwise limit any claim the Borrower may have against the Lender permitted under Section 2.11(b) of the Agreement.

                  2.13 LETTER OF CREDIT FEES. (a) The Borrower shall pay to the Lender a fee (the "Letter of Credit Fee") on the average outstanding daily Stated Amount of each Letter of Credit Issued by the Lender equal to (i) for each standby Letter of Credit, the Applicable Margin, and (ii) for each merchandise Letter of Credit, the Lender's then standard fee for merchandise letters of credit. Letter of Credit Fees shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed in the period during which it accrues, and shall be due and payable on the same dates as interest payments under Section 2.03(a) of the Agreement and on the date upon which the outstanding Letter of Credit shall expire, with final payment to be made on the Expiration Date.

                           (b) The Borrower shall pay to the Lender from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Lender relating to Letters of Credit as from time to time are in effect.

         2.4 Section 5.01(c) of the Credit Agreement is amended and restated in its entirety to read as follows:

                  (c) Quarterly Reports. As soon as practicable, and in any event within 60 days after the close of each fiscal quarter during the term of the Agreement, the Borrower will furnish to the Lender (i) statements of income and cash flows for the Borrower for such fiscal quarter and for the portion of the fiscal year to the end of such fiscal quarter together with a balance sheet of the Borrower for such fiscal quarter, all prepared by the Borrower and certified by a Responsible Officer (or other Person acceptable to the

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         Lender) of the Borrower as presenting fairly the financial position of the Borrower as of the end of such fiscal quarter and the results of the Borrower's operations for such periods, subject to year end adjustment, in conformity with GAAP applied in a manner consistent with that of the most recent reviewed financial statements furnished to the Lender, and (ii) internally prepared consolidated and consolidating statements of income and retained earnings for the Borrower and its Subsidiaries for such fiscal quarter, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding fiscal quarter and for the portion of the fiscal year to the end of such fiscal quarter, all prepared in accordance with GAAP applied in a basis consistent with that of the preceding fiscal quarter with such statements and balance sheet to be attested to by a Responsible Officer (or other Person acceptable to the Lender) of the Borrower to the best of his or her knowledge and ability.

         2.5 Section 5.09 of the Credit Agreement is amended and restated in its entirety to read as follows:

                  5.09 Operating Accounts. The Borrower will establish and maintain, and will cause the Guarantors to establish and maintain, their primary operating accounts with the Lender.

         2.6 A new Section 6.06 is added to the Credit Agreement reading as follows:

                  6.06 Intercompany Transactions. The Borrower shall not directly or indirectly, enter into or assume or become bound by, or permit any Guarantor to enter into or assume or become bound by, any agreement (other than this Agreement and the other Loan Documents) or any provision of any certificate of incorporation, bylaws, partnership agreement, operating agreement or other organizational or governing document prohibiting or restricting loans, advances, distributions or other transfers by and among the Borrower and the Guarantors, PROVIDED that the foregoing shall not apply to (i) restrictions and conditions imposed by any Law or by any Loan Document, or (ii) customary provisions in leases or other agreements restricting assignment thereof.

         2.7 The meaning ascribed to "Loan Documents" in the Credit Agreement is hereby amended to the extent necessary to expressly incorporate in such meaning this Second Amendment.

SECTION 3. AMENDED AND RESTATED REVOLVING CREDIT NOTE

         3.1 From and after the Second Amendment Effective Date, the Revolving Credit Loans shall be evidenced by an Amended and Restated Revolving Credit Note in the principal amount of Twenty Five Million Dollars ($25,000,000.00) (the "Amended Revolving Credit Note"), in form and substance satisfactory to the Lender, appropriately completed and duly executed by the Borrower. Upon the Lender's receipt of the appropriately completed and duly executed Amended Revolving Credit Note, the previously outstanding Revolving Credit Note dated November 15, 2002 issued by the Borrower to the Lender in the original principal amount of Fifteen Million Dollars ($15,000,000.00) (the "Prior Note") shall be marked amended and restated and replaced by the Amended Revolving Credit Note. The Amended Revolving Credit Note is intended as an amendment and restatement, AND NOT A NOVATION OR SATISFACTION, of the Prior Note, and all outstanding principal and unpaid interest and other charges, if any, accrued and owing on the Prior Note shall be outstanding under the Amended Revolving Credit Note.

SECTION 4. REPRESENTATIONS, WARRANTIES AND COVENANTS

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         4.1      The Borrower hereby ratifies, confirms and reaffirms, without condition, all the terms and conditions of the Credit Agreement and the other Loan Documents to which it is a party and agrees that it continues to be bound by the terms and conditions thereof as amended by this Second Amendment. Except as specifically amended by this Second Amendment, the Credit Agreement shall remain in full force and effect in accordance with its terms. This Second Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction of the Borrower's indebtedness and obligations under the Credit Agreement, and the Credit Agreement as herein modified shall continue in full force and effect.

         4.2      The Borrower represents and warrants to the Lender that:

                  (i) this Second Amendment and the Amended Revolving Credit Note have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms;

                  (ii)     the representations and warranties set forth within
         Article III of the Credit Agreement continue to be true and correct in all material respects as of the Second Amendment Effective Date except to the extent that (A) such representations and warranties expressly relate to an earlier date, or (B) such representations and warranties have changed, and such changes have been consented to in writing by the Lender and are reflected on revised schedules to the Credit Agreement attached to this Second Amendment;

                  (iii) no Event of Default or Potential Default shall have occurred and be continuing on the Second Amendment Effective Date; and

                  (iv) no Material Adverse Change has occurred since the Closing Date, and no event or events shall have occurred and be continuing on the Second Amendment Effective Date which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

SECTION 5. CONDITIONS PRECEDENT

         5.1 The amendments set forth in this Second Amendment shall become effective as of the Second Amendment Effective Date provided each of the following conditions has been satisfied or effectively waived by the Lender:

                  (a)      The representations and warranties set forth in
         Section 4 of this Second Amendment shall be true and correct as of the Second Amendment Effective Date.

                  (b) Contemporaneously with or prior to the execution hereof, the Borrower shall deliver, or cause to be delivered, to the
         Lender:

                           (1) The Amended Revolving Credit Note duly executed by the Borrower;

                           (2) A First Amendment to Guaranty and Suretyship Agreement, in form and substance satisfactory to the Lender, duly executed by each Guarantor pursuant to which the Guaranty Agreements will be amended to, inter alia, extend to and encompass the indebtedness and obligations of the Borrower under the Amended Revolving Credit Note;

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                           (3)      A certificate of the secretary or assistant
                  secretary of the Borrower dated the Second Amendment Effective Date and certifying as to (i) true copies of its Articles of Incorporation and Bylaws, and all amendments thereto, as in effect on the Second Amendment Effective Date, (ii) true copies of all action taken by its Board of Directors in authorizing the execution, delivery and performance of this Second Amendment, the Amended Revolving Credit Note and the transactions contemplated thereby, and (iii) the names and true signatures of its officers authorized to execute and deliver this Second Amendment and the Amended Revolving Credit Note; and

                           (4) Such other documents required by the Lender and its counsel in connection with the transactions contemplated by this Second Amendment.

                  (c) All legal details and proceedings in connection with the transactions contemplated by this Second Amendment shall be satisfactory to counsel for the Lender, and the Lender shall have received all such originals or copies of such documents as the Lender may request.

SECTION 6. MISCELLANEOUS

         6.1 This Second Amendment shall be construed in accordance with, and governed by the internal laws of the Commonwealth of Pennsylvania without giving effect to its conflict of laws principles.

         6.2 All notices, communications, agreements, certificates, documents or other instruments executed and delivered after the execution and delivery of this Second Amendment may refer to the Credit Agreement and the other Loan Documents without making specific reference to this Second Amendment, but nevertheless all such references shall be deemed a reference to the Credit Agreement and the other Loan Documents as respectively amended by this Second Amendment unless the context requires otherwise. All references to the Credit Agreement and the other Loan Documents in any document, instrument or agreement executed in connection with the Credit Agreement and the other Loan Documents shall be deemed to refer to the Credit Agreement and the other Loan Documents as respectively amended by this Second Amendment unless the context requires otherwise.

         6.3 This Second Amendment shall inure to the benefit of, and shall be binding upon, the respective successors and assigns of the Borrower and the Lender. The Borrower may not assign any of its rights or obligations hereunder without the prior written consent of the Lender.

         6.4 This Second Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Second Amendment or any notice, communication, agreement, certificate, document or other instrument in connection with the Credit Agreement and the other Loan Documents shall be effective as delivery of an executed original counterpart thereof.

         6.5 The provisions contained in Section 8.18 of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety, except with reference to this Second Amendment rather than the Credit Agreement.

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               ******SIGNATURES APPEAR ON THE FOLLOWING PAGE******

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         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused their duly authorized officers to execute and deliver this Second Amendment to Credit Agreement the day and year first above written.

ATTEST:                                        SNYDER ASSOCIATED COMPANIES,
                                               INC.

______________________________                 By: _____________________________
           Secretary                           Title: __________________________

         (CORP. SEAL)

                                               CITIZENS BANK OF PENNSYLVANIA

                                               James P. Nickel
                                               Vice President